Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

ONE MANHATTAN WEST NEW YORK, NY 10001 ----------------- TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com July 30, 2021

Reinvent Technology Partners 215 Park Avenue, Floor 11 New York, New York 10003

RE:	United States Federal Income Tax Considerations

Ladies and Gentlemen:

We have acted as United States tax counsel to Reinvent Technology Partners, a Cayman Islands exempted company (“RTP”), in connection with the Agreement and Plan of Merger, dated as of February 23, 2021 (as amended, modified or supplemented, the “Merger Agreement”), by and among RTP, RTP Merger Sub Inc., a Delaware corporation and subsidiary of RTP, and Joby Aero Inc., a Delaware corporation, which, among other things, provides for RTP’s domestication from a Cayman Islands exempted company to a Delaware corporation pursuant to Section 338 of the Delaware General Corporation Law, as amended and Article 206 of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”). This opinion is being delivered in connection with (i) the registration statement (File No. 333-254988) of RTP on Form S-4 filed on April 2, 2021 with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Initial Registration Statement”) and (ii) the related registration statement of RTP on Form S-4 filed on the date hereof with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933 (the “462(b) Registration Statement” and, together with the Initial Registration Statement, the “Registration Statements”).

In rendering the opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, factual representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statements, and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents and that such documents accurately and completely reflect the material facts of such transactions. In addition, we have relied upon the accuracy and completeness of certain statements, factual representations, covenants, and agreements made by RTP, including the accuracy and completeness of all factual representations and covenants set forth in a certificate dated as of the date hereof from an officer of RTP (the “Officer’s Certificate”). For purposes of rendering our opinion, we have assumed that such statements, factual representations, covenants, and agreements are, and will continue to be, including through the completion of the Domestication, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, factual representations, covenants and agreements set forth in the documents referred to above and the statements, factual representations, covenants and agreements made by RTP, including those set forth in the Officer’s Certificate.

Reinvent Technology Partners

July 30 2021

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. In making our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the Service or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Initial Registration Statement under the heading “U.S. Federal Income Tax Considerations,” we are of the opinion that, for United States federal income tax purposes, the Domestication will qualify as a “reorganization” within the meaning of section 368(a)(1)(F) of the Code. We express no opinion on the potential U.S. federal income tax consequences of the Domestication pursuant to section 367 of the Code or the passive foreign investment company rules.

Except as expressly set forth above, we express no other opinion. This opinion is being delivered prior to the consummation of the Domestication and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, factual representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. No assurances can be given that future legislative, judicial, or administrative changes, on either a prospective or a retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, we hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933 or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP